EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Forms S-8 Nos. 333-111075 and 333-101477 pertaining to the 2002 Nonqualified Stock Incentive Plan, Nos. 333-21537, 333-59701 and 333-63682 pertaining to the Amended and Restated Employee Stock Purchase Plan, Nos. 333-26763, 333-59705, 333-83429, 333-63684 and 333-91200 pertaining to the Amended and Restated 1996 Stock Incentive Plan and No. 333-106565 pertaining to both the Amended and Restated Employee Stock Purchase Plan and the Amended and Restated 1996 Stock Incentive Plan of our report dated January 23, 2003, with respect to the consolidated financial statements of Biosite Incorporated included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

San Diego, California
March 9, 2004